Exhibit 99.1

Contact:	Jacqualyn A. Fouse, PhD	Patrick E. Flanigan III
	EVP, Chief Financial Officer	VP, Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9956	(908) 673-9969

CELGENE STOCKHOLDERS APPROVE TWO-FOR-ONE STOCK SPLIT

SUMMIT, NJ – (June 19, 2014) – Celgene Corporation (NASDAQ: CELG) today announced that its stockholders approved a two-for-one stock split and an increase from 575 million to 1,150 million in the number of authorized shares of the Company’s common stock at the Company’s Annual Meeting of Stockholders on June 18, 2014. Based on the total number of shares of common stock outstanding as of June 17, 2014, the stock split will increase the total number of shares of common stock outstanding from approximately 399 million to approximately 798 million.

Holders of record as of the close of the markets on June 18, 2014 will be entitled to receive one additional share of common stock for each share held, expected to be distributed on June 25, 2014 to the extent such shares are still held as of that date. The adjusted stock price is expected to be reflected on the NASDAQ Stock Market on June 26, 2014.

This is Celgene’s fourth stock split since becoming a public company. Celgene’s common stock was previously split on a 3-for-1 basis on April 17, 2000 and on a 2-for-1 basis on each of October 25, 2004 and February 27, 2006.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow us on Twitter @Celgene as well.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.